EXHIBIT 14.2

THE INVENTURE GROUP, INC.

FINANCIAL CODE OF ETHICS

Introduction:

The Inventure Group, Inc. (“The Inventure Group” or the “Company”) values its reputation for integrity and adherence to the highest ethical standards by all of its Associates. In particular, The Inventure Group is committed to ethical conduct in the practice of financial management. As a public company, it is of critical importance that our filings with the Securities and Exchange Commission be accurate and timely.  The Inventure Group, Inc. expects its Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer and principal accounting officer), our Leadership Team members and Finance Managers (collectively referred to herein as “Financial Leaders”) to take this responsibility very seriously.

Financial Leaders bear a special responsibility for promoting integrity throughout the organization, with responsibilities to others, both internal and external to the Company, to ensure that those interests are appropriately balanced, protected and preserved. This Financial Code of Ethics provides principles to which the Financial Leaders are expected to adhere and to advocate, in addition to the Company’s Code of Business Conduct and Ethics for all officers, directors and Associates and all other Company business conduct standards, policies and guidelines that may be issued from time to time.

Financial Code of Ethics:

By accepting this Financial Code of Ethics, each Financial Leader agrees that she or he will:

1)	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2)

Provide information that is accurate, complete, objective, fair, relevant, timely and understandable, including the Company’s filings with and other submissions to the U.S. Securities and Exchange Commission.

3)	Comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

4)	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

5)

Respect the confidentiality of information acquired in the course of one’s work, except when authorized or otherwise legally obligated to disclose to a third party. Confidential information acquired in the course of one’s work will not be used for personal advantage nor disclosed to a third party without authorization.

6)	Share knowledge and maintain important and relevant skills.

7)	Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

8)	Achieve responsible use, control and stewardship over all The Inventure Group’s assets, accounting books and records, as well as resources employed or entrusted to us.

9)	Promptly report any conduct that the individual believes to be a violation of law or business ethics or of any provision of this Code in accordance with the Reporting Procedures described below.

10)

Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the Company’s financial statements or accounting books and records.

Disciplinary Measures:

Violations, or suspected violations, of this Financial Code of Ethics shall be promptly reported to the Audit Committee of the Board of Directors. The Committee shall determine whether violations have occurred and, if so, shall determine the appropriate disciplinary measures. These disciplinary measures may include, but are not limited to counseling, oral or written reprimands, warnings, suspension without pay, reductions in salary or termination of employment.

Associates subject to discipline include the violator and others involved in the wrongdoing such as (a) Associates who fail to report a violation, (b) Associates who fail to use reasonable care to detect a violation, (c) Associates who if requested to divulge information withhold material information regarding a violation, and (d) supervisors who knowingly approve or condone the violations or attempt to retaliate against Associates for reporting violations or violators.

Reporting Procedures:

If you are aware of any suspected or known violations of this Financial Code of Ethics, you have a duty to promptly report such concerns either to your manager, another member of management, a Human Resources representative, or to the Audit Committee. If you have a concern about a suspected or known violation and wish to submit the concern confidentially or anonymously, you may do so by calling the 24-hour Conduct Hotline at 1-866-384-4277 (English and Spanish operators available) or by logging on to www.ethicspoint.com.

The Inventure Group will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone reporting suspected or known violations.

It is The Inventure Group’s intention that this Financial Code of Ethics be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406. Any waiver of or amendment to this Code applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions will be approved by the Company’s Board of Directors and promptly disclosed by posting such waiver or amendment, and the reasons for such waiver or amendment, on the Company’s website at www.inventuregroup.net.